STRATEGIC PROJECT

MEMORANDUM OF UNDERSTANDING

This Strategic Project Memorandum of Understanding (the “MOU”) is made and entered into this 16th day of January, 2017, (“Effective Date”) by and between, Uni-Pixel Displays, Inc., a Texas corporation with a principal place of business at 4699 Old Ironsides Dr., Santa Clara, CA 95054 (“UNXL”), and General Interface Solution Limited, a Samoa corporation with a principal place of Offshore Chambers, P.O. BOX 217, Apia, Samoa (“GIS”). UNXL and GIS are sometimes referred to herein individually as “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to evaluate the possibility to engage in a strategic project regarding the manufacture of XTouch metal mesh sensors (the “Proposed Project”).

1. General.

a). The Proposed Project shall be based on Exhibit A and pertain to the manufacture of XTouch metal mesh sensors.

b). Within [30] days of the signature of this MOU, GIS could conduct an on-site due diligence on a mutually agreed upon list of technology (including but not limited to IP), manufacturing (including but not limited to capacity, yield and cost), management and factory in Colorado Springs. UNXL will cooperate in good faith to assist GIS to conduct the due diligence.

c). The Parties agree to continue the discussion and negotiation of definitive agreements in good faith between the Parties (the “Agreement”).

d). The term of this MOU is [3] months from the signature of both Parties. During the term, both Parties can mutually agree to prolong or terminate this MOU. If both Parties sign the Agreement, this MOU is terminated as of the signature date of the Agreement.

2. XTouch Sensors.

The Parties desire to negotiate the possibility of a sublicense from UNXL to GIS. The sublicense will provide GIS access to a stable, low cost supply of XTouch metal mesh sensors. UNXL desires to sublicense the ability to manufacture XTouch metal mesh sensor to GIS under the following terms.

a). UNXL will sublicense XTouch design and manufacturing to GIS for a three year period (the “License Period”). The sublicense will allow GIS to manufacture XTouch sensors to be incorporated into touch module products and/or to be separately sold by GIS to third parties.

b). During the License Period, UNXL will receive a royalty on each sensor unit that GIS manufactures for incorporation into touch module products and/or to be separately sold to third parties. The royalty will be 20% of sensor manufacturing cost for the sensors to be incorporated into touch module products and 30% of sensor sales prices for the sensors separately sold to third parties.

2017 – No royalty applied to the first 150,000 sensor units sold to other parties.

2018 – No royalty applied to the first 300,000 sensor units sold to other parties.

2019 – Royalty applied to any sensor unit.

c). UNXL shall purchase XTouch sensors from GIS in accordance with the terms of Section 3.a.vi. The sensor price to UNXL will be GIS manufacturing cost plus 20%. GIS will have no royalty obligation to UNXL for the sensors that GIS sells to UNXL. UNXL has first right of refusal for GIS capacity in amounts to be discussed and agreed to quarterly.

3. Technology Project Contributions. To facilitate the Proposed Project, the Parties desire to discuss the possibility to cooperate in technology aspect and will discuss the following contributions of each Party.

a). UNXL:

i). UNXL will lease to GIS a manufacturing pilot line / limited production line (the “manufacturing line”) based in UNXL’s facility in Colorado Springs. This manufacturing line will be leased to GIS until the earlier of (x) the establishment of the separate GIS facility and equipment or (y) expiration of the Agreement.

ii). UNXL to provide employees to work with GIS on XTouch process training and improvements.

iii). UNXL to provide manufacturing training to GIS for manufacturing methods and processes for producing XTouch sensors.

iv). UNXL to provide manufacturing engineering resources to work with GIS to specify next generation manufacturing equipment for GIS.

v). UNXL will appoint an Executive who will have responsibility for monthly meetings with a designated GIS Executive to drive progress of the initiatives and assure timelines are met, since time is of the essence.

vi). UNXL will be obligated to purchase, at GIS manufacturing cost plus 20%, from GIS the following minimum quantities of XTouch sensors. Minimum quantities will be contingent on UNXL and GIS agreeing on manufacturing cost. UNXL and GIS will meet on a quarterly basis to review manufacturing costs.

1.       2017 – 1 million units

2.       2018 – 1.5 million units

3.       2019 – 2.0 million units

vii). UNXL to provide 3 months training for GIS personnel on sensor design and manufacturing line operation.

viii). After the term of the lease of the manufacturing line, GIS will have the option to extend the lease agreement of the manufacturing line for the manufacture of sensors in Colorado Springs for an additional year. The payment will determined at time of lease extension and payment will not exceed average annual payment of original lease.

b). GIS:

i). GIS will make a $6 million investment within one month after the signing of the Agreement.

ii). GIS to provide development and manufacturing engineers to be trained and participate in the project manufacturing and development activities.

iii). GIS to provide know how and intellectual property for volume production manufacturing improvements and for touch sensor module integration.

iv). GIS will appoint a designated Executive who will have responsibility for monthly meetings with a designated UNXL Executive to drive progress of the initiatives and assure timelines are met, since time is of the essence.

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4. GIS Operation of Leased Manufacturing Line in Colorado Springs. To facilitate the Proposed Project, the Parties desire to discuss the possibility for GIS to operate the leased manufacturing line in Colorado Springs in the terms listed below.

a). UNXL and GIS will provide process technicians for each production operation and will share responsibility for each production operation.

b). UNXL will consider providing production operators at GIS request.

c). UNXL will be responsible for maintenance and repair of leased manufacturing line equipment.

d). UNXL and GIS will jointly operate shared equipment. Production will be allocated based on the mutual agreement between UNXL and GIS, which will be basically 67% UNXL and 33% GIS.

e). Shared capacity based on a % of available hours. If there is any downtime on shared capacity, then the remaining shared capacity would be allocated in proportion to the percentage listed in 4(d) above.

f). GIS can independently operate equipment that is not shared, however, with the prior written consent of GIS, UNXL could operate that process step.

g). UNXL has management responsibility for the overall site.

h). GIS will provide a senior manager to manage GIS personnel, production requirements and management of leased manufacturing line.

i). UNXL management and GIS management will meet daily to review planning and scheduling requirements. Production conflicts will be resolved using Agreement guidelines.

5. Operating Overview. To facilitate the Proposed Project, the Parties desire to discuss the possibility for GIS to operate in accordance with the terms listed below.

a). Year 1:

i). GIS can utilize the leased manufacturing line to produce XTouch sensors for its internal use.

ii). UNXL and GIS to assign development and manufacturing engineers to the Proposed Project.

iii). These engineering teams to utilize manufacturing line in Colorado Springs to refine XTouch manufacturing methods and cost structure.

iv). Engineering teams to define next generation manufacturing equipment for separate GIS facility.

b). Year 2:

i). GIS to have an option to move leased manufacturing line equipment, excluding the shared equipment, to GIS manufacture site.

ii). GIS could choose to leave the leased manufacturing line equipment in UNXL facility in Colorado Springs during the term of lease of manufacturing line.

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6. Future Advanced Technology Development Project. To facilitate the Proposed Project, the Parties desire to discuss the possibility for the Parties to cooperate in future advanced technology development project in the term listed below.

a). Both UNXL and GIS will work in good faith to enter into a separate agreement for advanced technology development targeted primarily at touch sensor modules for the flexible / foldable display market.

b). Considerations for advanced technology development agreement:

i). Sublicense and royalty agreement would apply to derivative technology developed under a future advanced technology development project.

ii). Utilize XTouch design and manufacturing intellectual property as the basis for advanced technology development to address other touch market applications for example, but not limited to, laptop market and flexible / foldable display applications.

iii). Technology and intellectual property developed under this advanced technology development agreement will be jointly owned with no obligation for an accounting.

iv). Future capital requirements needed for Flexible technology development would be equally shared by both Parties. Both Parties must agree on capital requirements.

v). UNXL to provide XTouch and Diamond Guard material science engineering resources for Diamond Touch product technology development and for flexible/foldable product technology development.

vi). GIS to provide know how and intellectual property for XTouch sensor technology integration into flexible / foldable display applications (limited on UNXL metal mesh technology application).

vii). Both UNXL and GIS to provide manufacturing engineering resources to support technology development plan.

7. Relationship of the Parties. This MOU does not create, and shall not constitute, give effect to, or otherwise imply an employment relationship, joint venture, partnership or formal business affiliation of any kind between the Parties. Each Party shall act as an independent contractor with respect to the Proposed Project and not as an agent of the other, and neither Party shall have the authority to bind the other Party in any manner without the prior written consent of the other Party.

8. Modifications. No amendment, modification, alteration or addition whatsoever shall be made to this MOU, except by means of written agreement executed by an authorized representative of each Party.

9. Assignment. Neither this MOU, nor any of the rights or obligations set forth herein, shall be assigned or otherwise transferred by either Party in whole or in part to a third party without the prior written consent of the other Party, except that such Party may do so without consent of the other Party in the event of a merger, acquisition or sale of all or substantially all of its assets, provided that the acquiring party provides in writing its assent to the terms of this MOU.

10. Publicity. With prior written notification to GIS, UNXL may publicly disclose the existence of this MOU, including to the extent required by any applicable law, regulation or order of any court or governmental instrumentality.

11. Confidentiality:

a). Confidential Information shall mean information, data or materials (tangible or intangible) provided, disclosed, or otherwise made available between the Parties, which may include without limitation, trade secrets, technical know-hows, inventions, technologies, production processes, code or analysis code, charts, designs, specifications, costs, pricing, purchase orders, delivery notices, forecasts, sales, marketing (including plan and strategy), business opportunities, personnel information, research and development information, customer information and financial information, which is subject to a duty of confidentiality. Either Party may only disclose Confidential Information to directors, employees, consultant of itself and of its affiliates. Either Party is liable for the confidentiality of the Confidential Information it has learned or received from the other party and shall not disclose the other party’s Confidential Information to any third party without the disclosing party’s written consent, which breach shall subject the breaching party to bear all the damages and losses so incurred by the other party.

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b). Neither party shall be liable for disclosing any Confidential Information if:

i). It was public knowledge at the time of disclosure or thereafter becomes public knowledge through no fault of the recipient party;

ii). It is independently developed by the recipient arty through its own verifiable activities without the use of disclosing party’s Confidential Information;

iii). It is rightfully obtained from a third party having no obligations of confidentiality to the disclosing party; or

iv). Disclosure is required by applicable law or regulation and (i) the disclosing party is informed by the receiving party prior to disclosure; and (ii) is given the possibility to seek an injunction or other protective order regarding the Confidential Information disclosed.

12. Miscellaneous.

a). The captions contained in this MOU are for convenience and reference only and do not define, limit, extend or describe the scope of this MOU or the intent of any provision thereof.

b). This MOU shall be deemed to have been drafted by each Party hereto, and neither Party may urge otherwise.

12. Counterparts. This MOU may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same.

Signature Page Follows

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IN WITNESS WHEREOF, both Parties have caused this MOU to be affirmed and executed by its duly authorized representative to be effective as of the Effective Date, and each represents and warrants to the other that it is legally free to enter into this MOU.

UNI-PIXEL DISPLAYS, INC.

By:	Jeff A. Hawthorne

Signature:	/s/ Jeff A. Hawthorne
Its:	Chief Executive Officer

GENERAL INTERFACE SOLUTION (GIS)

By:	HY Chou

Signature:	/s/ HY Chou
Its:	Chief Executive Officer

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Exhibit A.

Assumptions:

1) Manufacturing assets leased to GIS – Will support 1,643,000 meters / year.

a. 1/3 base coating system

b. 3 Expose systems

c. 1 plating line

d. 1 Hybrid metal line

e. 40% Flexo system – DG coating

f. 3 Test systems

g. 1/3 Liner system

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